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EXHIBIT 11.1
THE NEIMAN MARCUS GROUP, INC.

JULY 29, 1995

COMPUTATION OF WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING USED IN DETERMINING PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
(in thousands)

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PRIMARY                              July 29, 1995       July 30, 1994       July 31, 1993
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
1. Weighted average number of
   common shares outstanding              37,958              37,946              37,577

2. Assumed exercise of certain
   stock options based on average
   market value                               25                   0 (B)             120

3. Weighted average number of
   shares used in primary
   per share computations                 37,983              37,946              37,697



FULLY DILUTED (A)

1. Weighted average number of
   common shares outstanding              37,958              37,946              37,577

2. Assumed exercise of certain
   stock options based on higher
   of average or closing
   market value                               34                   0 (B)             142

3. Weighted average number of
   shares used in fully diluted
   per share computations                 37,992              37,946              37,719
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(A)The calculation is submitted in accordance with Securities Exchange Act of
   1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


(B)Inclusion of assumed exercises of stock options would be anti-dilutive.
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